Exhibit 99.1

For additional information, contact:
E.L. Spencer, Jr.
President, CEO and
Chairman of the Board
(334) 821-9200

Press Release – January 23, 2017

Auburn National Bancorporation, Inc. Reports

Record Full Year Net Earnings of $8.2 million, or $2.24 per share

Full Year 2016 Results – Compared to Full Year 2015:

●	Net earnings increased 4%

●	Average loans increased $19.4 million or 5%

●	Resolution of nonperforming loans results in negative provision of $0.5 million in 2016, compared to a charge of $0.2 million in 2015

●	Early extinguishment of debt results in gain of $0.8 million in 2016, compared to a loss of $0.4 million in 2015

AUBURN, Alabama – Auburn National Bancorporation (Nasdaq: AUBN) reported record net earnings of $8.2 million, or $2.24 per share for the full year 2016, compared to $7.9 million, or $2.16 per share, for the full year 2015. For the fourth quarter of 2016, the Company reported net earnings of $2.1 million, or $0.57 per share, compared to $1.9 million, or $0.53 per share, for the fourth quarter of 2015.

E.L. Spencer, Jr., President, CEO and Chairman of the Board, commented: “We are pleased to report record earnings for the full year 2016. Despite a challenging low rate environment for most of 2016, the Company was able to report its seventh consecutive annual increase in earnings per share. This achievement is a testament to our directors, officers, and employees and their continued dedication and service to our customers and communities.”

Net interest income (tax-equivalent) was $6.1 million for the fourth quarter of 2016 and 2015. Although net interest income (tax-equivalent) was unchanged in the latest quarter, management continues to seek to increase earnings by growing the Company’s loan portfolio (in total and as a percentage of our earning assets), focusing on deposit pricing, and repaying higher-cost wholesale funding sources. These efforts to increase earnings were offset by declining yields in the securities portfolio due to maturities and calls and management’s decision to carry higher levels of short-term interest earning assets such as deposits at other banks. Average loans were $429.5 million in the fourth quarter of 2016, an increase of $3.3 million, or 1%, from the fourth quarter of 2015. Average deposits were $736.0 million in the fourth quarter of 2016, an increase of $15.1 million, or 2%, from the fourth quarter of 2015.

Nonperforming assets were $2.5 million, or 0.30% of total assets, at December 31, 2016, compared to $3.0 million, or 0.36% of total assets, at December 31, 2015. The provision for loan losses expense reflects the absolute level of loans, loan growth, the credit quality of the loan portfolio, and the amount of net charge-offs or recoveries. The Company recorded a provision for loan losses of $0.1 million in the fourth quarter of 2016, compared to none in the fourth quarter of 2015. Although net charge-offs decreased by $0.7 million, or 0.74% of average loans on an annualized basis in the fourth quarter of 2016, compared to the same period in 2015, net charge-offs recognized in the fourth quarter of 2015 were primarily related to two impaired loans with corresponding valuation allowances that were established in prior periods. As a result, no provision was required in the fourth quarter of 2015.

Noninterest income was $0.5 million in the fourth quarter of 2016, compared to $1.0 million in the fourth quarter of 2015, primarily due to losses realized on sales of securities of $0.4 million. In November 2016, the Company sold available-for-sale agency residential mortgage-backed securities with a fair value of $21.0 million.

Noninterest expense was $3.2 million in the fourth quarter of 2016, compared to $4.1 million in fourth quarter of 2015, primarily due to a gain on early extinguishment of debt of $0.8 million. In October 2016, the Company repurchased $4.0 million of its $7.0 million in trust preferred securities outstanding.

Income tax expense was approximately $0.8 million for the fourth quarter of 2016, compared to $0.7 million for the fourth quarter of 2015. The Company’s income tax expense for the fourth quarter of 2016 reflects an effective tax rate of 27.76%, compared to 25.19% in the fourth quarter of 2015. The increase in the annualized effective tax rate was primarily attributable to an increase in the level of earnings before taxes and a decrease in tax exempt earnings from bank-owned life insurance.

The Company paid cash dividends of $0.225 per share in the fourth quarter of 2016. At December 31, 2016, the Bank’s regulatory capital was well above the minimum amounts required to be “well capitalized” under current regulatory standards.

About Auburn National Bancorporation

Auburn National Bancorporation, Inc. (the “Company”) is the parent company of AuburnBank (the “Bank”), with total assets of approximately $832 million. The Bank is an Alabama state-chartered bank that is a member of the Federal Reserve System and has operated continuously since 1907. Both the Company and the Bank are headquartered in Auburn, Alabama. The Bank conducts its business in East Alabama, including Lee County and surrounding areas. The Bank operates full-service branches in Auburn, Opelika, Valley and Notasulga, Alabama. In-store branches are located in the Kroger and Wal-Mart SuperCenter stores in Opelika. The Bank also operates a commercial loan production office in Phenix City, Alabama. Additional information about the Company and the Bank may be found by visiting www.auburnbank.com.

Cautionary Notice Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, including, without limitation, statements about future financial and operating results, costs and revenues, economic conditions in our markets, loan demand, mortgage lending activity, changes in the mix of our earning assets (including those generating tax exempt income) and our deposit and wholesale liabilities, net interest margin, yields on earning assets, securities valuations and performance, interest rates (generally and those applicable to our assets and liabilities), loan performance, nonperforming assets, other real estate owned, loan losses, charge-offs, other-than-temporary impairments, collateral values, credit quality, asset sales, and market trends, as well as statements with respect to our objectives, expectations and intentions and other statements that are not historical facts. Actual results may differ from those set forth in the forward-looking statements.

Forward-looking statements, with respect to our beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions, involve known and unknown risks, uncertainties and other factors, which may be beyond our control, and which may cause the actual results, performance, achievements, or financial condition of the Company or the Bank to be materially different from future results, performance, achievements, or financial condition expressed or implied by such forward-looking statements. You should not expect us to update any forward-looking statements.

All written or oral forward-looking statements attributable to us are expressly qualified in their entirety by this cautionary notice, together with those risks and uncertainties described in our annual report on Form 10-K for the year ended December 31, 2015 and otherwise in our other SEC reports and filings.

Explanation of Certain Unaudited Non-GAAP Financial Measures

This press release contains financial information determined by methods other than U.S. generally accepted accounting principles (“GAAP”). The attached financial highlights include certain designated net interest income amounts presented on a tax-equivalent basis, a non-GAAP financial measure, including the presentation and calculation of the efficiency ratio. Management uses these non-GAAP financial measures in its analysis of the Company’s performance and believes the presentation of net interest income on a tax-equivalent basis provides comparability of net interest income from both taxable and tax-exempt sources and facilitates comparability within the industry. Although the Company believes these non-GAAP financial measures enhance investors’ understanding of its business and performance, these non-GAAP financial measures should not be considered an alternative to GAAP. Along with the attached financial highlights, the Company provides reconciliations between the GAAP financial measures and these non-GAAP financial measures.

Reports Full Year and Fourth Quarter Net Earnings/page 3

Financial Highlights (unaudited)

Quarter ended December 31,	Years ended December 31,
(Dollars in thousands, except per share amounts)	2016	2015	2016	2015

Results of Operations
Net interest income (a)	$6,051	$6,065	$24,008	$24,060
Less: tax-equivalent adjustment	316	328	1,276	1,342
Net interest income (GAAP)	5,735	5,737	22,732	22,718
Noninterest income	493	988	3,383	4,532
Total revenue	6,228	6,725	26,115	27,250
Provision for loan losses	115	—	(485)	200
Noninterest expense	3,238	4,137	15,348	16,372
Income tax expense	798	652	3,102	2,820
Net earnings	$2,077	$1,936	$8,150	$7,858

Per share data:
Basic and diluted net earnings:	$0.57	$0.53	$2.24	$2.16
Cash dividends declared	$0.225	$0.220	$0.90	$0.88
Weighted average shares outstanding:	3,643,523	3,643,478	3,643,504	3,643,428
Shares outstanding, at period end	3,643,523	3,643,478	3,643,523	3,643,478
Book value	$22.55	$21.94	$22.55	$21.94
Common stock price:
High	$31.31	$30.39	$31.31	$30.39
Low	27.45	26.14	24.56	23.15
Period-end	$31.31	$29.62	$31.31	$29.62
To earnings ratio	13.98	x	13.78	x	13.98	x	13.78	x
To book value	139%	135%	139%	135%
Performance ratios:
Return on average equity (annualized):	9.61%	9.59%	9.65%	9.98%
Return on average assets (annualized):	1.00%	0.95%	0.98%	0.98%
Dividend payout ratio	39.47%	41.51%	40.18%	40.74%
Other financial data:
Net interest margin (a)	3.05%	3.12%	3.05%	3.17%
Effective income tax rate	27.76%	25.19%	27.57%	26.41%
Efficiency ratio (b)	49.48%	58.66%	56.03%	57.26%
Asset Quality:
Nonperforming assets:
Nonperforming (nonaccrual) loans	$2,370	$2,714	$2,370	$2,714
Other real estate owned	152	252	152	252
Total nonperforming assets	$2,522	$2,966	$2,522	$2,966

Net charge-offs	$50	$838	$(839)	$747

Allowance for loan losses as a % of:
Loans	1.08%	1.01%	1.08%	1.01%
Nonperforming loans	196%	158%	196%	158%
Nonperforming assets as a % of:
Loans and other real estate owned	0.59%	0.70%	0.59%	0.70%
Total assets	0.30%	0.36%	0.30%	0.36%
Nonperforming loans as a % of total loans	0.55%	0.64%	0.55%	0.64%
Net charge-offs as a % of average loans (c)	0.05%	0.79%	(0.19)%	0.18%

Selected average balances:
Securities	$253,820	$246,130	$235,377	$255,231
Loans, net of unearned income	429,451	426,192	430,770	411,346
Total assets	834,291	815,616	832,321	804,127
Total deposits	735,991	720,854	734,681	710,308
Long-term debt	4,260	7,217	6,474	8,285
Total stockholders’ equity	86,493	80,764	84,432	78,724
Selected period end balances:
Securities	$243,572	$241,687	$243,572	$241,687
Loans, net of unearned income	430,946	426,410	430,946	426,410
Allowance for loan losses	4,643	4,289	4,643	4,289
Total assets	831,943	817,189	831,943	817,189
Total deposits	739,143	723,627	739,143	723,627
Long-term debt	3,217	7,217	3,217	7,217
Total stockholders’ equity	82,177	79,949	82,177	79,949

(a) Tax equivalent. See “Explanation of Certain Unaudited Non-GAAP Financial Measures” and “Reconciliation of GAAP to non-GAAP Measures (unaudited).”

(b) Efficiency ratio is the result of noninterest expense divided by the sum of noninterest income and tax-equivalent net interest income.

(c) Net charge-offs are annualized.

Reports Full Year and Fourth Quarter Net Earnings/page 4

Reconciliation of GAAP to non-GAAP Measures (unaudited):

	Quarter ended December 31,		Years ended December 31,
(Dollars in thousands, except per share amounts)	2016	2015	2016	2015

Net interest income, as reported (GAAP)	$5,735	$5,737	$22,732	$22,718
Tax-equivalent adjustment	316	328	1,276	1,342

Net interest income (tax-equivalent)	$6,051	$6,065	$24,008	$24,060